HEI Exhibit 99.2(n)

THIRTEENTH AMENDMENT TO TRUST AGREEMENT BETWEEN

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND

FIDELITY MANAGEMENT TRUST COMPANY

THIS THIRTEENTH AMENDMENT TO TRUST AGREEMENT is made and entered into effective October 17, 2008, unless otherwise noted below, by and between Fidelity Management Trust Company (the “Trustee”) and Hawaiian Electric Industries, Inc. (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated February 1, 2000, and amended August 1, 2000, November 1, 2000, April 1, 2001, December 31, 2001, January 1, 2002, April 1, 2002, July 1, 2002, September 1, 2003, February 2, 2004, October 3, 2005, November 1, 2006, and August 1, 2007 (the “Trust Agreement”) for the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”); and

WHEREAS, the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “PIC”) is the named fiduciary responsible for selecting the investment options offered under the Plan; and

WHEREAS, the PIC wishes and hereby directs the Trustee, in accordance with Sections 4(b) and 7(b) of the Trust Agreement:

(1) Effective at the close of business (4:00 p.m. ET) on November 21, 2008, to redirect all participant contributions directed to the funds in Column A to be invested in the funds in Column B; and to liquidate all participant balances held in the funds in Column A at its net asset value on such day, and to invest the proceeds in the funds in Column B at its net asset value on such day; and

Column A	Column B

Fidelity Magellan® Fund	Fidelity Magellan® Fund - Class K

Fidelity Puritan® Fund	Fidelity Puritan® Fund – Class K

Fidelity Diversified International Fund	Fidelity Diversified International Fund – Class K

(2) Effective at the close of business (4:00 p.m. ET) on November 21, 2008, to liquidate all participant balances held in the Fidelity Overseas Fund at its net asset value on such day, and to invest the proceeds in the Fidelity Overseas Fund – Class K at its net asset value on such day; and

(3) Effective at the close of business (4:00 p.m. ET) on December 31, 2008, to liquidate all participant balances held in the Fidelity Overseas Fund – Class K at its net asset value on such day, and to invest the proceeds in the ASB Money Market Account at its net asset value on such day.

The parties hereto agree that the Trustee shall have no discretionary authority with respect to these sales and transfers directed by the PIC. Any variation from the procedure described herein may be instituted only at the express written direction of the PIC; and

WHEREAS, in furtherance of the foregoing, the Sponsor and the Trustee desire to amend said Trust Agreement as provided for in Section 13 thereunder;

NOW THEREFORE, in consideration of the above premises, the Sponsor and the Trustee hereby amend the Trust Agreement by:

(1)	Effective October 17, 2008, amending Section 4(d), Sponsor Stock, by restating the first paragraph in its entirety as follows:

(d) Sponsor Stock. Trust investments in HEI common stock shall be made via the HEI Common Stock Fund (the “Stock Fund”). Investments in the Stock Fund shall consist primarily of shares of HEI common stock. The Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily participant exchange or withdrawal requests. Such holdings will include Colchester Street Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by the Sponsor or the PIC and Trustee. To satisfy the Stock Fund’s cash needs for participant-directed distributions and exchanges, a target range for cash shall be maintained in the Stock Fund. Such target range is currently 2%, ±0.2%, and may be changed as agreed to in writing by the Sponsor or the PIC and the Trustee via letter of direction. Subject to its ability to execute open-market trades in HEI common stock or to otherwise trade with the Sponsor, the Trustee shall be responsible for ensuring that the short-term investments held in the Stock Fund fall within the agreed-upon range over time. Each participant's proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of HEI common stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of HEI common stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a daily net asset value (“NAV”) for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the closing price of the stock on the principal national securities exchange on which the HEI common stock is traded; (b) if such price is unavailable, the latest available price as reported by the principal national securities exchange on which the HEI common stock is traded (the “Closing Price”); or (c) if neither is available, the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of HEI common stock, appreciation or depreciation in the value of those shares owned, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund. Dividends on shares of Sponsor Stock held in the Stock Fund shall be: (a) paid to Participants in cash; or (b) retained by the Trustee in the Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have elected to have dividends reinvested. The Trustee will establish and maintain procedures as described in Schedule “K” to allow Plan participants to elect to reinvest dividends or to amend such elections in order to receive dividend payments from the Stock Fund in cash. In the absence of valid Participant direction to the contrary, the Participant shall be deemed to have directed the Trustee to reinvest the Participant’s dividend in additional shares of the Stock Fund and the Named Fiduciary directs the Trustee to reinvest the Participant's dividend accordingly. The Trustee shall pay out or reinvest the dividend in accordance with Schedule “K”, attached hereto. Subject to the Trustee's administrative capabilities, the PIC may limit participants’ investment in the Stock Fund as outlined in the Plan Administration Manual or as directed by the PIC.

(2)	Amending Section 4(d)(iii)(B), Purchases and Sales from or to Sponsor, by restating in its entirety as follows:

(B)	Purchases and Sales from or to Sponsor.

If directed by the Sponsor or PIC in writing prior to the trading date, the Trustee may purchase or sell HEI common stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions or contributions made by the Sponsor on behalf of the participants under the Plan are to be invested in the Stock Fund, the Sponsor may transfer HEI common stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of HEI common stock to be purchased or sold by the Closing Price of the HEI common stock on the trading date. No fractional shares will be purchased or sold.

(3)

Effective as of the close of business (4:00 p.m. ET) on November 21, 2008, amending Schedules “A” and “C” by replacing the references to Fidelity Diversified International Fund, Fidelity Puritan® Fund, Fidelity Magellan® Fund, and Fidelity Overseas Fund (frozen to new investments effective April 1, 2004) with the following:

•	Fidelity Diversified International Fund – Class K

•	Fidelity Magellan® Fund – Class K

•	Fidelity Puritan® Fund – Class K

•	Fidelity Overseas Fund – Class K (added after close of business on November 20, 2008 but frozen to new investments effective after close of business on November 20, 2008)

(4)	Effective as of the close of business (4:00 p.m. ET) on December 31, 2008, amending and restating Schedule “A” in its entirety, as attached hereto:

(5)	Effective as of the close of business (4:00 p.m. ET) on December 31, 2008, amending and restating Schedule “C” in its entirety, as attached hereto.

(6)	Amending and restating Schedule G, Operating Procedures Agreement – ASB Money Market Account, in its entirety, as attached hereto.

(7)	Amending and restating Schedule K, Dividend Pass-Through Program Operating Procedures for Processing Dividends, in its entirety, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Thirteenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Curtis Y. Harada	12/2/08	By:	/s/ Rebecca Ethier	1/13/09
	Curtis Y. Harada	Date		FMTC Authorized Signatory	Date
Chairman

By:	/s/ Patricia U. Wong	12/2/08
	Patricia U. Wong	Date
Secretary

Schedule “A”

ADMINISTRATIVE SERVICES

The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A”, or as otherwise agreed to in writing (or by means of a secure electronic medium) between the Sponsor and Trustee in accordance with direction procedures established by the Trustee with the written approval of the Sponsor and documented in the Plan Administration Manual. With regard to Plan specific services, the Trustee shall add services only at the direction of the Sponsor. With prior written notice to the Sponsor, the Trustee may unilaterally enhance the services previously approved, provided there is no impact on fees set forth in Schedule “B”; and further provided that if the Sponsor notifies the Trustee in writing that a change to a previously approved service proposed by the Trustee pursuant to this sentence is unacceptable to the Sponsor, such service change shall not be applied.

Administration

*	Establishment and maintenance of participant account and election percentages.

*	Maintenance of the following plan investment options:

•	AIM Dynamics Fund (frozen to new investments effective January 1, 2006)

•	ASB Money Market Account

•	Fidelity Diversified International Fund – Class K

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2005 Fund®

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2015 Fund®

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2025 Fund®

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2035 Fund®

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom 2045 Fund®

•	Fidelity Freedom 2050 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity Magellan® Fund – Class K

•	Fidelity Puritan® Fund – Class K

•	Fidelity Retirement Money Market Portfolio

•	Fidelity U.S. Bond Index Fund

•	First American Mid Cap Growth Fund

•	HEI Common Stock Fund

•	Morgan Stanley Institutional Fund, Inc. International Equity Portfolio – Class P Shares

•	Morgan Stanley Institutional Fund Trust Value Portfolio – Class P Shares

•	Neuberger Berman Partners Fund – Trust Class

•	Virtus Mid-Cap Value Fund – Class A

•	Spartan® U.S. Equity Index Fund – Investor Class

•	T. Rowe Price Growth Stock Fund

•	T. Rowe Price Small-Cap Stock Fund

*	Maintenance of the following money classifications:

•	Salary Reduction

•	Participant Voluntary

•	Rollover

•	HEI Diversified Plan

•	Employer ASB

•	Employer Supplemental

•	IRA

•	Voluntary HEISOP

•	Employer HEISOP

•	Employee Pre-Tax Catch Up

•	After-Tax Rollover

•	Employer BIA

•	TRP PER

•	AmeriMatch

•	AmeriShare

*	Processing of investment option trades

*	Establishment and maintenance of participant loans

*	Enrollment of new Participants via telephone and/or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee. Confirmation of enrollment will be provided online or, if requested, by mail (generally within five (5) calendar days of the request).

*	Maintenance of Participants’ requests to change their pre-tax and catch-up deferral percentages via telephone or such electronic means as may be agreed upon from time to time by the Sponsor and the Trustee

*	Provide participant deferral election data updates via electronic data transfer (“EDT”) in a timely manner for the Sponsor to apply to its payrolls

Processing

*	Weekly processing of contribution data and contributions

*	Daily processing of transfers and changes of future allocations via the telephone exchange system or by such other means as the Sponsor and Trustee may agree to from time to time

*	Daily and weekly processing of participant data updates via the Plan Sponsor Webstation or by such other means as the Sponsor and Trustee may agree to from time to time

*	Processing of changes to Participants’ deferral percentages

*	Processing of rollovers

*	Processing of excess contributions and deferrals

*	Processing of in-service partial, and full withdrawals due to certain circumstances previously approved by the Sponsor

*	Processing of hardship withdrawals as directed by Participants and approved by the Sponsor

*	For general loans: Consult with Participants on various loan scenarios and generate all documentation

*	For home loans: Processing of loan requests as directed by Participants and approved by the Sponsor

*	Processing of forfeitures as directed by the Sponsor

*	Processing of loan payoff payments at Participants’ request via telephone exchange system or by such other means as the Sponsor and the Trustee may agree to from time to time

Other

*	Reports

*	Monthly trial balance

*	Monthly loan reports

*	Quarterly or annual administrative reports

*	Quarterly participant statements via paper or electronic copy

Financial Reporting

*	1099Rs

*	Assist in the preparation of Form 5500

Account Segregation

*	Account segregation for Qualified Domestic Relations Orders (“QDRO”) as directed by Sponsor

*	Account segregation for named beneficiary(ies) due to a participant’s death as directed by Sponsor

Internet Services

*	Plan Sponsor Webstation

*	Portfolio Review, an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in the Plan based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee.

*	NetBenefitsSM

*	Rebalance service

•	Portfolio rebalance

•	Automatic rebalance

•	Rebalance notification

*	Annual increase program

*	Online beneficiary service

Processing Services

*	Minimum Required Distribution (“MRD”) service

*	De minimis Distributions service

*	Loan interest rate update service: The Trustee will provide monthly monitoring of the Federal Reserve Prime Rate, Loan interest rate update (for new loans) upon change of the Prime Rate, and Simple rate calculation based on the Prime Rate.

*	Loan repayment processing

•	Loan repayments ACH

•	Loan coupon books

•	Loan repayment reinvestment

•	Loan overpayments

Miscellaneous Services

*	Periodic meetings with Sponsor

*	Educational services as needed and mutually agreed upon by the Trustee and the Sponsor

*	Provide employee communications describing available investment options, including multimedia informational materials and group presentations

*	Change of Address by Telephone: The Trustee shall allow terminated and retired Participants, Alternate Payees of Participants of any status, and Beneficiaries of deceased employees, terminated and retired Participants to make address changes via Fidelity’s toll-free telephone service

*	Rollover Contribution Processing: Process the qualification and acceptance of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan’s written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administration Manual. Requests that do not meet the specified criteria will be returned to the Participant with an explanation as to why the request cannot be processed. If the Trustee determines that a request is not a valid rollover, the requested rollover contribution will be rejected back to the Participant.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Curtis Y. Harada	12/2/08	By:	/s/ Rebecca Ethier	1/13/09
	Curtis Y. Harada	Date		FMTC Authorized Signatory	Date
Chairman

By:	/s/ Patricia U. Wong	12/2/08
	Patricia U. Wong	Date
Secretary

Schedule “C”

INVESTMENT OPTIONS

In accordance with Section 4(b), the PIC hereby directs the Trustee that participants’ individual accounts may be invested in the following investment options:

•	AIM Dynamics Fund (frozen to new investments effective January 1, 2006)

•	ASB Money Market Account

•	Fidelity Diversified International Fund – Class K

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2005 Fund®

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2015 Fund®

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2025 Fund®

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2035 Fund®

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom 2045 Fund®

•	Fidelity Freedom 2050 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity Magellan® Fund – Class K

•	Fidelity Puritan® Fund – Class K

•	Fidelity Retirement Money Market Portfolio

•	Fidelity U.S. Bond Index Fund

•	First American Mid Cap Growth Fund

•	HEI Common Stock Fund

•	Morgan Stanley Institutional Fund, Inc. International Equity Portfolio – Class P Shares

•	Morgan Stanley Institutional Fund Trust Value Portfolio – Class P Shares

•	Neuberger Berman Partners Fund – Trust Class

•	Virtus Mid-Cap Value Fund – Class A

•	Spartan® U.S. Equity Index Fund – Investor Class

•	T. Rowe Price Growth Stock Fund

•	T. Rowe Price Small-Cap Stock Fund

The PIC hereby acknowledges that it has received from the Trustee via regular mail a paper copy of the prospectus for each Fidelity Class K Mutual Fund selected by the PIC as a Plan investment option. The PIC understands that the Fidelity Class K Mutual Fund prospectus(es) are not available at this time online at www.fidelity.com. Participants or beneficiaries who wish to invest in a Fidelity Class K Mutual Fund will be provided with a Fidelity Class K Mutual Fund prospectus, via regular mail, prior to such investment.

The PIC hereby directs that for Plan assets allocated to a participant’s account, the investment option referred to in Section 4(c) shall be the Fidelity Freedom Fund determined according to a methodology selected by the PIC and communicated to the Trustee in writing. In the case of unallocated Plan assets, Plan assets received from the termination or reallocation of an investment option, or Plan assets described in Section 4(d)(vi)(B)(5), the Plan’s default investment shall be the ASB Money Market Account.

The PIC hereby directs the Trustee to update the methodology (i.e., date ranges) as additional Fidelity Freedom Funds® are launched and added in accordance with the preceding paragraph. Such updates will be made to the service as soon as administratively feasible following the launch of future Fidelity Freedom Funds®, unless otherwise directed by the PIC. The PIC hereby directs the Trustee to add any additional Fidelity Freedom Funds® as permissible investment options as they are launched, such funds being available to Plan participants as of the open of trading on the New York Stock Exchange on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the PIC.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By:	/s/ Curtis Y. Harada	12/2/08	By:	/s/ Patricia U. Wong	12/2/08
	Curtis Y. Harada	Date		Patricia U. Wong	Date
	Chairman			Secretary

Schedule “G”

Operating Procedures Agreement -ASB Money Market Account

The American Savings Bank (“ASB”) Money Market Account (the “Fund”) is a money market deposit account at American Savings Bank, F.S.B. and is not a mutual fund. The Fund pays monthly interest at a fixed rate set from time to time by ASB based on prevailing interest rates. Based upon Fidelity Investments Institutional Operations Company, Inc.’s (“Fidelity’s”) understanding of the Fund, the net asset value (“NAV”) will be priced at $1.00, and the operating procedures are as follows:

Pricing

ASB shall provide Fidelity with a change to the NAV and interest rate, in writing, via fax, at least fifteen calendar days prior to the effective date. A list of employee names, including signatures, that are authorized to initiate changes to the interest rate are attached hereto as Exhibit 1. If for any reason, ASB is unable to determine a current valuation, the last reported valuation of the Fund shall remain in effect. The valuations provided by ASB shall not be reviewed by Fidelity. Fidelity shall be responsible for accurately reflecting the NAV on the Fidelity Plan Sponsor Webstation and participant statements.

Trade Instructions

By 9:00 a.m. Eastern Time (“ET” ) each business day, Fidelity will provide to Hawaiian Electric Industries (“Sponsor”), via fax, a report of net activity that occurred in the Fund on the prior business day. The report will reflect the net dollar and share amounts of assets invested or withdrawn as of the end of the processing date.

Fidelity will fax the report to the Sponsor each day, regardless of processing activity. If for any reason Fidelity is unable to fax the report to the Sponsor, Fidelity will notify the Sponsor of this by 2:00 p.m. ET. Sponsor is responsible each business day, by 3:00 p.m. ET, for notifying Fidelity if the report has not been received.

Monetary Transfers

For purposes of wire transfers, Fidelity will net purchase and redemption activity occurring on the same day. The monetary transfers between Fidelity and ASB will operate as follows:

•

Based upon the cash value of the net redemption activity reported each day, ASB will initiate a wire transfer to Fidelity for receipt by no later than the close of business at the New York Federal Reserve Bank on the date the report of net activity is received by ASB. The mailing of participant distribution checks and investments into other investment options will occur upon receipt of the wire from ASB.

•

Based upon the cash value of the net purchase activity reported each day, Fidelity will initiate a wire transfer to ASB for receipt by no later than the close of business at the New York Federal Reserve Bank on the business day after the transactions are processed on the Fidelity Participant Recordkeeping System.

•	Wires will be sent according to wire instructions listed below.

Fidelity and ASB will monitor the receipt of wires on a daily basis. If for any reason a wire is not received, the receiving party is responsible for notifying the sender of this problem by 3:00 p.m. ET the next day. The party in error shall be responsible for the amount of such wire, plus associated bank penalties.

Corporate Actions

If applicable, Sponsor will notify Fidelity of any proxies and other corporate actions. If requested, Fidelity will provide Sponsor with participant balance and address information necessary for any proxy mailing or other corporate actions. Fidelity will not have any additional responsibilities relative to corporate actions.

Fidelity assumes no responsibility for any loss incurred due to inaccurate communications of corporate actions or failure to communicate corporate actions by Sponsor.

Reconciliation

Fidelity shall send a Monthly Trial Balance that summarizes activity in the Fund to the Sponsor within twenty (20) business days of each calendar month end. The Sponsor or ASB shall notify Fidelity of any discrepancies within twenty (20) business days of receipt. Additionally, ASB shall send Fidelity monthly fund statements no later than ten (10) business days after each calendar month end.

Indemnifications

Sponsor agrees to indemnify and hold harmless Fidelity for the following:

•

Any loss incurred by Fidelity due to a pricing error caused by the Sponsor or ASB. The Sponsor also agrees to compensate Fidelity for the cost of any adjustments made to participant accounts due to such an error.

•	Any loss incurred by Fidelity due to the inaccurate communication of corporate actions by the Sponsor or ASB, or failure to communicate corporate actions by the Sponsor or ASB.

•	Any loss related to balance discrepancies between the participant balances maintained by Fidelity and the balance maintained by ASB due to errors caused by the Sponsor or ASB.

Fidelity agrees to indemnify and hold harmless Sponsor and ASB for the following:

•

Any loss incurred by ASB, the Sponsor, a participant or a beneficiary due to a trading error caused by Fidelity. Fidelity also agrees to compensate the Sponsor, ASB, participant or a beneficiary for the cost of any adjustments to the Fund due to such error.

•	Any loss related to balance discrepancies between the participant balances maintained by Fidelity and the balance maintained by ASB due to errors caused by Fidelity.

Fidelity’s Wire Transfer Instructions:

Beneficiary Bank:	Deutsche Bank Trust Co Americas
ABA Number:	021001033
Account Name:	Fidelity Investments FPRS Depo Account
Account Number:	00163002
Ref:	Plan #02045 for Hawaiian Electric Inds Retirement Plan

American Savings Bank’s Wire Instructions:

Beneficiary Bank:	American Savings Bank
ABA Number:	321370765
Account Name:	HAWAIIAN ELECTRIC IND RSP
Account Number:	0010455605
Ref:	Hawaiian Electric Industries Retirement Savings Plan

The above procedure and conditions are hereby confirmed by all parties.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:	/s/ Curtis Y. Harada	12/2/08	By:	/s/ Rebecca Ethier	1/13/09
	Curtis Y. Harada	Date		Authorized Signatory	Date
Chairman

By:	/s/ Patricia U. Wong	12/2/08
	Patricia U. Wong	Date
Secretary

AMERICAN SAVINGS BANK

By:	/s/ Alvin N. Sakamoto	12/3/08
	Authorized Signatory	Date

EXHIBIT 1

The following individuals are authorized to initiate changes to the daily interest rate for the ASB Money Market Account investment alternative.

/s/ Alvin N. Sakamoto
Alvin N. Sakamoto, Executive Vice President, Finance

/s/ Kevin Haseyama
Kevin Haseyama, Senior Vice President, Treasurer

/s/ Gary Horita
Gary Horita, Senior Vice President, Controller

Schedule “K”

DIVIDEND PASS-THROUGH PROGRAM OPERATING PROCEDURES FOR PROCESSING

DIVIDENDS

Hawaiian Electric Industries, Inc., (“the Sponsor”) and Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. (collectively, “Fidelity”) hereby agree that the dividend pass-through program with respect to the HEI Common Stock Fund (the “Stock Fund”) established as an investment option under the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”) shall be administered in accordance with the following procedures.

Definitions

“Dividend Payable Date” shall mean the business day Fidelity receives funding for the Stock Fund dividends from the Sponsor’s transfer agent.

Procedures

1. Fidelity shall establish and maintain procedures for Plan participants who have elected to invest portions of their account balances in the Stock Fund to make and periodically amend elections to reinvest dividends or receive dividend payments from the Stock Fund in cash. Such procedures shall be provided to the Sponsor for review and approval prior to implementation. The procedures may be amended from time to time by Fidelity with the prior approval of the Sponsor, such approval to not be unreasonably withheld, or at the reasonable request of the Sponsor.

2. The Sponsor shall, as soon as practicable prior to each dividend payment on the Sponsor’s common stock held in the Stock Fund, inform Fidelity of the expected dividend dates (record date, ex-dividend date and payment date) and the anticipated amount of the dividend per share.

3. Fidelity shall determine the amount of dividends attributable to each participant who is eligible to elect to receive Stock Fund dividends in cash under the terms of the Plan as communicated in writing by the Sponsor to the Trustee, and who is invested in the Stock Fund on the ex-dividend date, as follows: Fidelity shall calculate the dividend per unit in the Stock Fund by dividing the total dividend received for shares held within the Stock Fund by the total number of units of the Stock Fund outstanding on ex-dividend date. The amount of dividend attributable to each eligible participant shall be determined by multiplying the dividend per unit by the number of units held by each eligible participant on ex-dividend date.

4. On the Dividend Payable Date, Depository Trust Company shall wire to Fidelity the funding for the dividends paid to the Plan, on shares of Sponsor Stock held in the Stock Fund.

5. Fidelity shall issue checks to each participant for the participant’s allocated share of dividends paid to the Stock Fund (determined in accordance with Section 3 above) if the participant (i) holds balances in the Stock Fund on the ex-dividend date and (ii) has elected (and has not rescinded such election in a timely manner) to receive Stock Fund dividends in accordance with the procedures established pursuant to Section 1 above. If the amount of any dividend is less than $10.00, participants who do not have electronic funds transfer will be deemed to have elected to reinvest the dividend in the Stock Fund. Processing of such checks shall begin on the business day following Dividend Payable Date, and checks shall be issued as promptly as administratively feasible thereafter.

6. Fidelity shall issue IRS Form 1099-DIV to each participant who receives dividends in cash no later than January 31 of the year following the year in which the cash dividends were paid to the participant.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Curtis Y. Harada	12/2/08	By:	/s/ Rebecca Ethier	1/13/09
	Curtis Y. Harada	Date		FMTC Authorized Signatory	Date
Chairman

By:	/s/ Patricia U. Wong	12/2/08
	Patricia U. Wong	Date
Secretary